Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, November 30, 2012 10:00 A.M. CST

TELEVISION COMPANY BELO CORP. (BLC) COMPLETES EARLY REDEMPTION OF

6.75 PERCENT SENIOR NOTES DUE MAY 2013

DALLAS – Television Company Belo Corp. (NYSE: BLC) announced today that it has completed the previously announced redemption of its 6.75 percent Senior Notes due May 2013 (the “2013 Notes”), with an outstanding principal amount of $175.9 million. The 2013 Notes were redeemed with cash in a net present value positive transaction at a redemption price of 103.143 percent, as provided for in the indenture governing the 2013 Notes, plus accrued and unpaid interest up to the date of redemption.

About Belo Corp.

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.